EXHIBIT 4.1

THE INTERPUBLIC GROUP OF COMPANIES, INC.

and

THE BANK OF NEW YORK

Trustee

__________________________

Seventh Supplemental Indenture

Dated as of August 11, 2005

     to the Senior Debt Indenture dated as of October 20, 2000, as amended and supplemented by the Third Supplemental Indenture dated as of
March 13, 2003 and the Sixth Supplemental Indenture dated as of March 30, 2005

__________________________

     SEVENTH SUPPLEMENTAL INDENTURE, dated as of August 11, 2005 (the “Effective Time”), between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”) and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

     WHEREAS, the Company has duly issued 4.50% Convertible Senior Notes due 2023 in the aggregate principal amount of $800,000,000 (the “Notes”) pursuant to an Indenture dated as of October 20, 2000, between the Company and the Trustee (the “Senior Debt Indenture”), as amended and supplemented by the third supplemental indenture dated as of March 13, 2003 (the “Third Supplemental Indenture”) and the sixth supplemental indenture dated as of March 30, 2005 (the “Sixth Supplemental Indenture” and, together with the Third Supplemental Indenture and the Senior Debt Indenture, the “Indenture”), and the Notes are outstanding on the date hereof;

     WHEREAS, Section 9.01 of the Senior Debt Indenture provides that, without notice to or consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, may enter into an indenture supplemental to the Indenture for the purpose of amending, modifying or changing the Indenture or the Notes;

     WHEREAS, the Board of Directors of the Company has by resolution dated March 17, 2005 authorized the execution and delivery of this seventh supplemental indenture dated August 11, 2005 (the “Seventh Supplemental Indenture”);

     WHEREAS, Section 9.04 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

               SECTION 1.01. Effective Time.

     This Seventh Supplemental Indenture with respect to the Notes is effective as of the Effective Time.

               SECTION 1.02. Provisions of the Indenture.

     Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Indenture shall remain in full force and effect. The Indenture, as amended and supplemented by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Seventh Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under the Indenture shall be bound hereby.

               SECTION 1.03. Definitions. For all purposes of the Indenture relating to the Notes amended hereby, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

     (1) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Seventh Supplemental Indenture;

     (2) each capitalized term that is used in this Seventh Supplemental Indenture but not defined herein shall have the meaning specified in the Indenture;

     (3) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, or defined by the rules of the Securities and Exchange Commission and not otherwise defined herein, have the meanings assigned to them therein;

     (4) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term; and

     (5) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture, as amended and supplemented by this Seventh Supplemental Indenture, as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2
 AMENDMENT TO ARTICLE 1 OF THE INDENTURE

               SECTION 2.01. Amendments to Section 1.01 of the Third Supplemental Indenture. Section 1.01 of the Third Supplemental Indenture, as amended by the Sixth Supplemental Indenture, is hereby further amended by inserting the phrase “(the “Trading Price Exception”)” immediately after clause (I) of the proviso in the definition of “Fundamental Change” so that such clause (I) reads as follows:

               “(I) the Sale Price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately before the later of the Fundamental Change or the announcement thereof shall equal or exceed 105% of the Conversion Price per share of Common Stock in effect on each of those Trading Days (the “Trading Price Exception”).”

ARTICLE 3
AMENDMENT TO ARTICLE 2 OF THE INDENTURE

               SECTION 3.01. Amendments to Section 2.08 of the Third Supplemental Indenture. Section 2.08(12) of the Third Supplemental Indenture, as amended by the Sixth Supplemental Indenture, is hereby amended and restated by replacing the entire section with the following:

     “(12). Adjustment for Conversion Upon a Cash Take-Over Transaction. If a Holder elects to convert Notes, pursuant to the satisfaction of the conditions described in clause (e) of paragraph 10 in the Notes in connection with a Fundamental Change referred to in clause (b) of the definition of Fundamental Change contained in Section 1.01 (or a transaction that would have been a Fundamental Change under clause (b) of the definition of Fundamental Change but for the operation of the Trading Price Exception) pursuant to which 10% or more of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions otherwise constituting the Fundamental Change does not consist of Publicly Traded Securities (a “Cash Take-Over Transaction”), the Company will increase the number of shares of Common Stock issuable upon conversion of the Notes by a number of additional shares of Common Stock (the “Additional Common Stock”) as set forth below. The number of shares of Additional Common Stock shall be determined by reference to the table below, based on the date on which the Cash Take-Over Transaction becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share for the Common Stock in the Cash Take-Over Transaction. If holders of Common Stock receive only cash in the Cash Take-Over Transaction, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Sale Price of the Common Stock on the five Trading Days prior to but not including the Effective Date.

     The Stock Prices set forth in the table below will be adjusted as of any date on which the Conversion Rate is adjusted. On such date, the Stock Prices shall be adjusted by multiplying:

(1)	the Stock Prices applicable immediately prior to such adjustment, by

(2)	a fraction, of which

	(a)	the numerator shall be the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment, and

	(b)	the denominator of which is the Conversion Rate so adjusted.

     The following table sets forth the hypothetical Stock Price and number of shares of Additional Common Stock issuable per $1,000 aggregate principal amount of Notes:

Effective Date of Fundamental Change	Stock Price on Date of Fundamental Change

	$8.00	$10.00	$12.00	$15.00	$20.00	$25 .00	$50.00	$75.00	$100.00	$200.00

March 31, 2005	49.5563	31.7001	21.5420	13.3053	7.2537	4.7627	1.8198	1.1853	0.8862	0.4428
March 15, 2006	47.9137	29.2768	19.1137	11.0223	5.6039	3.5500	1.3746	0.9051	0.6782	0.3390
March 15, 2007	46.1628	26.8288	16.5255	8.9261	4.3335	2.7598	1.1521	0.7656	0.5741	0.2870
March 15, 2008	41.2544	22.5211	12.5116	5.6282	1.9133	1.0858	0.4669	0.3112	0.2334	0.1167
March 15, 2009	40.5052	19.5364	8.0781	1.3624	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
September 15, 2009	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If the Stock Price or Effective Date is not set forth on the table above and the Stock Price is:

(a)	between two Stock Prices on the table or the Effective Date is between two dates on the table, the number of shares of Additional Common Stock will be determined by straight-line interpolation between the number of shares of

Additional Common Stock set forth for the higher and lower Stock Price and the two Effective Dates, as applicable, based on a 365-day year;

(b)	in excess of $200.00 per share (subject to adjustment), no shares of Additional Common Stock will be issued upon conversion; or

(c)	less than $8.00 per share (subject to adjustment), no shares of Additional Common Stock will be issued upon conversion.”

ARTICLE 4
MISCELLANEOUS

               SECTION 4.01. Integral Part. This Seventh Supplemental Indenture constitutes an integral part of the Indenture with respect to the Notes only.

               SECTION 4.02. Adoption, Ratification and Confirmation. The Indenture, as supplemented and amended by this Seventh Supplemental Indenture with respect to the Notes, is in all respects hereby adopted, ratified and confirmed, and this Seventh Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Seventh Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

               SECTION 4.03. Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

               SECTION 4.04. Governing Law. THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               SECTION 4.05. Conflict of Any Provision of Indenture with Trust Indenture Act. If and to the extent that any provision of the Indenture, as amended and supplemented by this Seventh Supplemental Indenture, limits, qualifies or conflicts with a provision required under the terms of the Trust Indenture Act, the Trust Indenture Act provision shall control.

               SECTION 4.06. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

               SECTION 4.07. Severability of Provisions. In case any provision in the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               SECTION 4.08. Successors and Assigns. All covenants and agreements in the Indenture, as amended and supplemented by this Seventh Supplemental Indenture, by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their respective successors and assigns, whether so expressed or not.

               SECTION 4.09. Benefit of Indenture. Nothing in this Seventh Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent, and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim hereunder or under the Indenture, as amended and supplemented by this Seventh Supplemental Indenture.

               SECTION 4.10. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Seventh Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Seventh Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and except as provided in the Indenture the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Seventh Supplemental Indenture and the Trustee makes no representation with respect thereto. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Seventh Supplemental Indenture.

               IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/ Ellen Johnson

Name:	Ellen Johnson
Title:	Senior Vice President and Treasurer

Attest:

/s/ Nicholas J. Camera

Name:	Nicholas J. Camera
Title:	Senior Vice President, General Counsel
and Secretary

THE BANK OF NEW YORK, as Trustee

By:	/s/ Kisha Holder

Name:	Kisha Holder
Title:	Assistant Vice President